EXHIBIT (p)(1)

ROCHDALE INVESTMENT MANAGEMENT LLC
570 Lexington Avenue
New York, New York 10022-6837

December 10, 2010

The Board of Managers
Rochdale Alternative Total Return Fund LLC
570 Lexington Avenue
New York, New York 10022-6837

Ladies and Gentlemen:

The undersigned hereby agrees to purchase 100 units of limited liability interests (the “Units”) of Rochdale Alternative Total Return Fund LLC, a Delaware limited liability company, for $100,000.

In connection with such purchase, the undersigned represents that the purchase is being made for investment purposes and with no present intention of selling the Units.

Very truly yours,

Rochdale Investment Management LLC

By:  /s/ Garrett D’Alessandro
        Garrett D’Alessandro
        President